Exhibit 99.1
Encore Acquisition Company Announces 20 percent Annual Production Growth, Full Year and Fourth Quarter 2007 Results
FORT WORTH, Texas—(BUSINESS WIRE)—February 13, 2008
Encore Acquisition Company (NYSE: EAC) (“Encore” or the “Company”) today reported unaudited fourth quarter and full year 2007 results.
Highlights for the fourth quarter of 2007 include the following:
•	Production of 37,530 BOE/D exceeded the mid-point of production guidance by over 1,000 net BOE/D;

•	Oil and natural gas revenues increased 94 percent over the fourth quarter of 2006 to $225 million;

•	Completed three Bakken wells and expect to bring on four additional wells in the first quarter of 2008. Currently hold 198,400 gross acres (134,000 net) in the Bakken;

•	West Texas joint development agreement grew to 10.7 net MMcfe/D;

•	Production in Bell Creek exceeded expectations of 900 net BOE/D by 58 net BOE/D and exiting 2007 at a rate of 1,150 net BOE/D;

•	First Madison well is still producing approximately 350 BOE/D gross (193 net) and three offsetting wells are planned;

•	Drilled three East Texas Travis Peak wells with an average 2.1 gross MMcf/D initial production rate; and

•	Recompleted a Sand Hills well in Crane County, Texas with an initial production rate of over 300 BOE/D.
The following table highlights certain reported amounts for 2007 as compared to 2006 ($ in millions, except average price amounts).

	Qtr Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Oil and natural gas revenues	$224.9	$116.2	$712.9	$493.3
Average daily production volumes (BOE/D)	37,530	30,704	37,094	30,807
Oil as percentage of total production volumes	73%	65%	71%	65%
Average realized combined price ($/BOE)	$65.12	$41.13	$52.66	$43.87
Oil and gas related costs incurred	$112.5	$110.4	$403.6	$373.2
Unproved acreage costs incurred	$11.7	$6.0	$52.3	$24.5
Adjusted EBITDAX	$150.8	$73.0	$476.3	$334.0
Net income	$19.4	$10.1	$17.2	$92.4
Net income excluding certain charges	$37.9	$9.6	$78.4	$79.1
Weighted average diluted shares outstanding	54.4	53.8	54.1	52.7

Encore Acquisition Company
Fourth Quarter and Full Year 2007 Earnings Release
Fourth Quarter 2007
Encore reported net income for the fourth quarter of 2007 of $19.4 million ($0.36 per diluted share) as compared to $10.1 million ($0.19 per diluted share) for the fourth quarter of 2006. Encore reported net income excluding certain charges for the fourth quarter of 2007 of $37.9 million ($0.70 per diluted share) as compared to net income excluding certain charges of $9.6 million ($0.19 per diluted share) for the fourth quarter of 2006. Net income excluding certain charges for the fourth quarter of 2007 excludes hedging gains and losses not related to the current period, a loss related to the divestiture of certain Mid-Continent assets, and non-cash compensation expense related to Encore Energy Partners LP (“ENP”). Net income excluding certain charges for the fourth quarter of 2006 excludes hedging gains and losses not related to the current period. Net income excluding certain charges is reconciled to its most directly comparable GAAP measure of net income in the attached financial schedules.
Adjusted earnings before interest, income taxes, depletion, depreciation and amortization, non-cash equity-based compensation expense, non-cash derivative fair value loss (gain), and exploration expense (“Adjusted EBITDAX”) increased 107 percent to $150.8 million for the fourth quarter of 2007 as compared to $73.0 million for the fourth quarter of 2006. Adjusted EBITDAX is reconciled to its most directly comparable GAAP measures in the attached financial schedules.
Encore’s oil and natural gas revenues increased 94% in the fourth quarter of 2007 to $224.9 million from $116.2 million in the fourth quarter of 2006 as the average NYMEX oil price rose 51 percent to $90.92 per barrel (“Bbl”) versus $60.21 per Bbl in the fourth quarter of 2006. The Company’s NYMEX oil differential widened to $13.06 per Bbl in the fourth quarter of 2007 from $10.06 per Bbl in the fourth quarter of 2006, an increase of 30 percent. The combined effect of these two factors was a 55 percent increase in the Company’s average wellhead oil price, which represents the net price the Company receives for its oil production, which rose to $77.86 per Bbl for the fourth quarter of 2007 from $50.15 per Bbl in the fourth quarter of 2006.
Lease operations expenses were $38.2 million for the fourth quarter of 2007 ($11.08 per BOE) versus $27.9 million for the fourth quarter of 2006 ($9.86 per BOE). Lease operations expense per BOE of $11.08 in the fourth quarter of 2007 was $0.67 per BOE lower than the mid-point of the Company’s guidance, which resulted as the Company’s fixed operating costs were spread over higher than expected production volumes.
General and administrative (“G&A”) expenses for the fourth quarter of 2007 were $12.9 million ($3.74 per BOE) versus $5.0 million ($1.77 per BOE) in the fourth quarter of 2006. Higher G&A expenses resulted from higher compensation in the fourth quarter of 2007 versus the fourth quarter of 2006 as the Company grew and the demand for qualified personnel increased across the industry due to historically high commodity prices. Additionally, the Company incurred public company expenses, related to ENP, not incurred in 2006, and expenses related to the sale of properties to ENP, which closed on February 7, 2008.
Full Year 2007
Encore’s oil and natural gas revenues grew to $712.9 million in 2007. This represents the highest annual revenue in the Company’s history and a 45 percent increase over the $493.3 million in oil and natural gas revenues for 2006. The increased revenue was attributable to higher production volumes and higher

Encore Acquisition Company
Fourth Quarter and Full Year 2007 Earnings Release
average realized prices in 2007 as compared to 2006. Average daily production volumes grew 20 percent in 2007 to 37,094 BOE/D from 30,807 BOE/D in 2006. Oil production represented 71 percent of the Company’s total sales volumes in 2007 as compared to 65 percent in 2006. Net profits interests reduced reported average daily production volumes by approximately 1,466 BOE/D in 2007 versus 1,278 BOE/D in 2006.
Encore’s higher average realized prices were primarily the result of an overall increase in the market price of crude oil and tightening of the Company’s differentials in 2007 as compared to 2006. The average NYMEX oil price rose nine percent to $72.39 per Bbl in 2007 versus $66.22 in 2006. The Company’s NYMEX oil differential tightened to $8.89 per Bbl in 2007 from $11.80 per Bbl in 2006, a decrease of 25 percent. The combined effect of these two factors was a 17 percent increase in the Company’s average wellhead oil price, which represents the net price the Company receives for its oil production, which rose to $63.50 per Bbl for 2007 from $54.42 per Bbl in 2006. The tightening of the NYMEX oil differential was most apparent in the Cedar Creek Anticline, where the Company saw its average NYMEX oil wellhead differential tighten to $9.67 per Bbl in 2007 from $14.70 per Bbl in 2006.
Jon S. Brumley, Encore’s Chief Executive Officer and President, stated, “2007 was a great year for Encore. We refocused on long-life oil properties that increased our margins and capital efficiency while at the same time exposing Encore to a significant resource play in the Bakken. After making $810 million of primarily oil acquisitions in early 2007, we delevered by selling high-cost deep gas properties in Oklahoma and bringing to market a publicly sponsored oil and gas MLP. All of these decisions were timely and panned out. Our West Texas JV with ExxonMobil is getting bigger and less risky as we have moved through 75 percent of the commitment phase, and we see better and better results from bringing the wells on quicker and drilling bigger and better wells. We are pleased with our waterflood and HPAI projects that are reducing our overall production decline rate and throwing off large amounts of cash flow. Encore is positioned for a great 2008 by planning a low-risk development budget and by helping to ensure a high level of revenue through 2009 by entering into swaps, collars and put contracts. Our project inventory is strong, and our exposure to resource plays is increasing, while we are shrinking our outstanding share base through a stock repurchase program. We are ready for 2008 and well positioned for a long-term profitable production growth rate through 2011.”
Net income for 2007 was $17.2 million ($0.32 per diluted share) as compared to $92.4 million ($1.75 per diluted share) for 2006. Net income excluding certain charges for 2007 was $78.4 million ($1.46 per diluted share) as compared to $79.1 million ($1.50 per diluted share) for 2006. Net income excluding certain charges for 2007 excludes hedging gains and losses not related to the current period, a loss related to the divestiture of certain Mid-Continent assets, and non-cash compensation expense related to ENP. Net income excluding certain charges for 2006 excludes hedging gains and losses not related to the current period. Net income excluding certain charges is reconciled to its most directly comparable GAAP measure of net income in the attached financial schedules.
Adjusted EBITDAX increased 43 percent to $476.3 million for 2007 as compared to $334.0 million for 2006. Adjusted EBITDAX is reconciled to its most directly comparable GAAP measures in the attached financial schedules.
Lease operations expenses were $143.4 million for 2007 ($10.59 per BOE) versus $98.2 million for 2006 ($8.73 per BOE). The increase in the per BOE rate resulted as higher commodity prices in 2007 drove up prices for experienced workers. Additionally, properties acquired in 2007 have higher lease

Encore Acquisition Company
Fourth Quarter and Full Year 2007 Earnings Release
operations expense per BOE than the Company’s historical average and the Company’s divested properties.
G&A expenses for 2007 included a charge of $6.8 million for compensation expense related to ENP. Additionally, G&A expenses include approximately $1.0 million in expenses related to the sale of properties to ENP that closed on February 7, 2008.
Encore’s effective tax rate for the quarter was 40 percent. This is higher than the Company’s historical effective tax rate due to the non-deductibility for federal income tax purposes of compensation expense related to ENP.
The Company made two large proved property acquisitions and completed 228 gross wells (82.6 net) during 2007. The following table summarizes costs incurred related to oil and natural gas properties for the periods indicated:

	Year Ended December 31,
	2007	2006
	(in thousands)
Acquisitions:
Proved properties	$785,761	$4,486
Unproved properties	52,306	24,462
Asset retirement obligations	10,478	785

Total acquisitions	848,545	29,733

Development:
Drilling and exploitation	270,016	253,484
Asset retirement obligations	145	147

Total development	270,161	253,631

Exploration:
Drilling and exploitation	95,221	92,839
Geological and seismic	1,456	1,720
Delay rentals	776	646

Total exploration	97,453	95,205

Total costs incurred	$1,216,159	$378,569

Operations Update
Drilling continued on the Bakken horizontal play in North Dakota.  Encore completed three wells in the fourth quarter of 2007 at an average cost of $3.9 million. These three wells had an average gross production rate of 440 BOE/D per well for the first seven days and 250 BOE/D per well for the first thirty days. The Company expects to bring on four additional wells in the first quarter of 2008. Due to the success the Company has seen in the area, Encore has expanded its acreage position and currently holds 198,400 gross acres (134,000 net) in this area.
The Company’s Bell Creek Field in southeast Montana exceeded fourth quarter expectations of 900 net BOE/D by averaging 958 net BOE/D and exiting 2007 at a rate of 1,150 net BOE/D from waterflood reactivation and polymer injections. The Company has a 100 percent working interest in the properties and plans to reactivate additional sections of the field as well as continue additional polymer injections during 2008.

Encore Acquisition Company
Fourth Quarter and Full Year 2007 Earnings Release
The Company’s first Madison well is still producing approximately 350 BOE/D gross (193 net) after initially producing at a rate of approximately 700 BOE/D gross (385 net). The well has already paid out and has produced approximately 100 MBOE gross (55 net) in the first 174 days of production. Based on the results, the Company has contracted a second North Dakota rig to drill a series of three additional wells in the same field. The first well in this program was spud on February 10, 2008.
In West Texas, the joint development agreement with ExxonMobil continues to show excellent results, achieving a peak rate of approximately 10.7 net MMcfe/D in December 2007 versus 3.7 net MMcfe/D in December 2006.  Twelve wells were brought online in the fourth quarter of 2007.  In the Wilshire field, Encore completed the commitment phase of the joint development agreement in mid-year 2007. With the commitment phase behind the Company, Encore is able to drill simpler, repeatable wells in the heart of the field. The time between the spud to sales of wells has greatly improved in 2007. At the beginning of the program, a well typically took 230 days from spud to sales, and at the end of 2007 the typical time was reduced to 85 days. Encore ended 2007 having satisfied 75 percent of the commitment phase of the joint development agreement. The Company has planned a five rig drilling program in the related fields in 2008, and by mid-year plans to have completed the commitment phase in all areas. As a result, all wells drilled in the second half of 2008 should be lower risk, repeatable, development wells and not the complicated, high-risk wells drilled during the commitment phase in each respective field.
Additionally in West Texas, the Company recompleted a Sand Hills well in Crane County with an initial production rate of over 300 BOE/D. Due to this successful effort, the Company has budgeted for and plans to drill three additional offset wells in Crane County in 2008.
In East Texas, Encore completed another three successful Travis Peak wells during the fourth quarter of 2007 with an average initial production rate of 2.1 gross MMcfe/D per well.  The Company has a rig drilling in East Texas to follow up on the success of these wells.

Liquidity Update
At December 31, 2007, the Company’s long-term debt, net of discount, was $1.1 billion, including $150 million of 6.25% senior subordinated notes due April 15, 2014, $300 million of 6.0% senior subordinated notes due July 15, 2015, $150 million of 7.25% senior subordinated notes due December 1, 2017, and $526 million of outstanding borrowings under the Company’s revolving credit facilities.
On December 31, 2007, Encore owned 14.5 million units of ENP, including 0.5 million general partner units, and will receive approximately $5.6 million on February 14, 2008 as a result of ENP’s declared cash distribution on those shares. Additionally, on February 7, 2008 as part of the consideration for the sale of properties to ENP, Encore received an additional 6.9 million common units of ENP.
Stock Repurchase
From December 31, 2007 through February 13, 2008, Encore repurchased approximately 781,000 shares of its outstanding common stock for approximately $25.0 million, including brokerage commissions, or an average price of $32.01 per share.

Encore Acquisition Company
Fourth Quarter and Full Year 2007 Earnings Release
First Quarter 2008 Outlook
The Company expects the following in the first quarter of 2008:

Average daily wellhead production volumes	39,000 to 39,800 BOE/D
Average daily net profits production volumes	1,800 to 2,000 BOE/D
Average daily reported production volumes	37,000 to 38,000 BOE/D
Oil and natural gas related capital	$93 to $98 million
Lease operations expense	$11.50 to $12.00 per BOE
General and administrative expenses	$2.50 to $2.65 per BOE
Depletion, depreciation, and amortization	$14.50 to $15.00 per BOE
Production, ad valorem, and severance taxes	9.7% of wellhead revenues
Oil differential (% of NYMEX)	14% of NYMEX oil price
Natural gas differential (% of NYMEX)	10% of NYMEX natural gas price
Income tax expense	38% effective rate
Income tax expense deferred	46% deferred
The sale of $250.4 million of properties to ENP closed on February 7, 2008. As a result of this transaction the Company expects to have a taxable gain of approximately $64.3 million and a related current tax payable of $11.5 million in the first quarter of 2008.
Conference Call Details
Title: Encore Acquisition Company and Encore Energy Partners LP Conference Call
Date and Time: Friday, February 15, 2008 at 12:00 p.m. Central Time
Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 33226345.
A replay of the conference call will be archived and available via Encore’s website at the above web address or by dialing 800-642-1687 and entering conference ID 33226345. The replay will be available through February 29, 2008. International callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.

Encore Acquisition Company
Fourth Quarter and Full Year 2007 Earnings Release
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the benefits of acquisitions and joint venture arrangements, drilling plans, expected net profits interests, the likelihood of acquisitions and dispositions, inventory growth, expected production volumes and decline rates, expected revenues, expected expenses, expected taxes (including the amount of any gain or deferral), expected capital expenditures (including, without limitation, as to amount and property), expected differentials, growth rates, future purchases under the stock repurchase program, and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; risks related to Encore’s high-pressure air program; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Acquisition Company, Fort Worth

Bob Reeves, Chief Financial Officer	Diane Weaver, Investor Relations
817-339-0918	817-339-0803
rcreeves@encoreacq.com	dweaver@encoreacq.com

Encore Acquisition Company
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues:
Oil	$185,303	$78,908	$562,817	$346,974
Natural gas	39,559	37,275	150,107	146,325
Marketing	14,882	41,527	42,021	147,563

Total revenues	239,744	157,710	754,945	640,862

Expenses:
Production:
Lease operations	38,240	27,862	143,426	98,194
Production, ad valorem, and severance taxes	22,835	11,398	74,585	49,780
Depletion, depreciation, and amortization	47,608	30,984	183,980	113,463
Exploration	3,870	12,172	27,726	30,519
General and administrative	12,908	4,995	39,124	23,194
Marketing	12,942	42,910	40,549	148,571
Derivative fair value loss (gain)	44,317	(4,125)	112,483	(24,388)
Loss on divestiture of oil and natural gas properties	1,904	—	7,361	—
Provision for doubtful accounts	1,810	1,970	5,816	1,970
Other operating	5,501	4,480	9,705	8,053

Total operating expenses	191,935	132,646	644,755	449,356

Operating income	47,809	25,064	110,190	191,506

Other income (expense):
Interest	(20,664)	(11,365)	(88,704)	(45,131)
Other	778	417	2,667	1,429

Total other income (expense)	(19,886)	(10,948)	(86,037)	(43,702)

Income before income taxes	27,923	14,116	24,153	147,804
Income tax provision	(12,986)	(4,024)	(14,476)	(55,406)
Minority interest in loss of consolidated partnership	4,490	—	7,478	—

Net income	$19,427	$10,092	$17,155	$92,398

Net income per common share:
Basic	$0.36	$0.19	$0.32	$1.78
Diluted	$0.36	$0.19	$0.32	$1.75

Weighted average common shares outstanding:
Basic	53,261	53,004	53,170	51,865
Diluted	54,392	53,806	54,144	52,736
Encore Acquisition Company
Condensed Statements of Operations
(in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31, 2007		December 31, 2007
	EAC w/o ENP	ENP	EAC w/o ENP	ENP
Revenues:
Oil	$165,046	$20,257	$503,981	$58,836
Natural gas	36,110	3,449	137,838	12,269
Marketing	13,286	1,596	33,439	8,582

Total revenues	214,442	25,302	675,258	79,687

Expenses:
Production:
Lease operations	33,663	4,577	129,506	13,920
Production, ad valorem, and severance taxes	20,121	2,714	66,014	8,571
Depletion, depreciation, and amortization	40,380	7,228	157,982	25,998
Exploration	3,870	—	27,726	—
General and administrative	9,869	3,039	28,417	10,707
Marketing	11,924	1,018	33,876	6,673
Derivative fair value loss	27,502	16,815	86,182	26,301
Loss on divestiture of oil and natural gas properties	1,904	—	7,361	—
Provision for doubtful accounts	1,810	—	5,816	—
Other operating	5,273	228	8,943	762

Total operating expenses	156,316	35,619	551,823	92,932

Operating income (loss)	$58,126	$(10,317)	$123,435	$(13,245)

Encore Acquisition Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended
	December 31,
	2007	2006
Net income	$17,155	$92,398
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash and other items	384,871	198,637
Changes in operating assets and liabilities	(82,319)	6,298

Net cash provided by operating activities	319,707	297,333

Net cash used in investing activities	(929,556)	(397,430)

Financing activities:
Net proceeds from (payments on) long-term debt	444,831	(12,000)
Net proceeds from issuance of equity securities	193,461	127,101
Other	(27,502)	(15,895)

Net cash provided by financing activities	610,790	99,206

Increase (decrease) in cash and cash equivalents	941	(891)
Cash and cash equivalents, beginning of period	763	1,654

Cash and cash equivalents, end of period	$1,704	$763

Encore Acquisition Company
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2007	2006
	(unaudited)
Total assets	$2,784,561	$2,006,900

Liabilities (excluding long-term debt)	$593,636	$528,339
Long-term debt	1,120,236	661,696
Minority interest in consolidated partnership	200,160	—
Stockholders’ equity	870,529	816,865

Total liabilities and stockholders’ equity	$2,784,561	$2,006,900

Working capital (a)	$(16,220)	$(40,745)

(a)	Working capital is defined as current assets minus current liabilities.

Encore Acquisition Company
Selected Operating Results
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Production volumes:
Oil (MBbls)	2,519	1,841	9,545	7,335
Natural gas (MMcf)	5,604	5,901	23,963	23,456
Combined (MBOE)	3,453	2,825	13,539	11,244

Daily production:
Oil (Bbls/D)	27,379	20,014	26,152	20,096
Natural gas (Mcf/D)	60,910	64,140	65,651	64,262
Combined (BOE/D)	37,530	30,704	37,094	30,807

Average realized prices:
Oil (per Bbl)	$73.57	$42.85	$58.96	$47.30
Natural gas (per Mcf)	7.06	6.32	6.26	6.24
Combined (per BOE)	65.12	41.13	52.66	43.87

Average costs per BOE:
Lease operations expense	$11.08	$9.86	$10.59	$8.73
Production, ad valorem, and severance taxes	6.61	4.03	5.51	4.43
Depletion, depreciation, and amortization	13.79	10.97	13.59	10.09
Exploration	1.12	4.31	2.05	2.71
General and administrative	3.74	1.77	2.89	2.06
Derivative fair value loss (gain)	12.83	(1.46)	8.31	(2.17)
Provision for doubtful accounts	0.52	0.70	0.43	0.18
Other operating	1.59	1.58	0.72	0.71
Marketing loss (gain)	(0.56)	0.49	(0.11)	0.09

	Three Months Ended		Year Ended
	December 31, 2007		December 31, 2007
	EAC w/o ENP	ENP	EAC w/o ENP	ENP
Production volumes:
Oil (MBbls)	2,211	308	8,492	1,053
Natural gas (MMcf)	5,125	479	22,094	1,869
Combined (MBOE)	3,065	388	12,174	1,365

Daily production:
Oil (Bbls/D)	24,026	3,353	23,266	3,440
Natural gas (Mcf/D)	55,699	5,211	60,532	5,272
Combined (BOE/D)	33,308	4,222	33,354	4,318

Average realized prices:
Oil (per Bbl)	$74.64	$65.66	$59.35	$55.85
Natural gas (per Mcf)	7.05	7.19	6.24	6.56
Combined (per BOE)	65.63	61.04	52.72	52.09

Average costs per BOE:
Lease operations expense	$10.98	$11.79	$10.64	$10.20
Production, ad valorem, and severance taxes	6.57	6.99	5.42	6.28
Depletion, depreciation, and amortization	13.18	18.61	12.98	19.05
Exploration	1.26	—	2.28	—
General and administrative	3.22	7.83	2.33	7.84
Derivative fair value loss	8.97	43.29	7.08	19.27
Provision for doubtful accounts	0.59	—	0.48	—
Other operating	1.72	0.58	0.73	0.56
Marketing loss (gain)	(0.44)	(1.49)	0.04	(1.40)

Encore Acquisition Company
Derivative Summary as of February 13, 2008
(unaudited)
Oil Derivative Contracts (b) (c)

	Average		Average
	Downside	Downside	Upside	Upside
	Price	Volume	Price	Volume
	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)
2008 - First Half
	$—	—	$101.99	2,440
	—	—	96.65	2,000
	83.77	19,880	—	—
	71.67	6,000	—	—
	61.32	9,500	—	—
	57.15	4,000	58.59	1,000

2008 - Second Half
	$—	—	$101.99	2,440
	92.48	3,500	94.00	5,500
	83.92	16,380	89.42	1,500
	71.67	6,000	—	—
	62.27	5,500	—	—
	56.67	3,000	—	—

2009
	90.46	2,000	91.77	2,440
	81.69	16,380	89.22	3,000
	75.00	2,250	—	—
	65.49	1,000	68.70	1,000

2010
	—	—	93.80	440
	80.00	880	—	—
	75.00	2,000	—	—
	—	—	77.23	1,000

2011
	—	—	95.41	1,440
	80.00	1,880	—	—
	70.00	1,000	—	—
Natural Gas Derivative Contracts (c)

	Average		Average
	Downside	Downside	Upside	Upside
	Price	Volume	Price	Volume
	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)
2008
	$—	—	$9.52	6,300
	8.16	11,300	8.27	12,500
	7.41	16,300	7.47	5,000
	6.35	20,000	—	—

2009
	—	—	9.83	3,800
	8.20	3,800	—	—
	7.20	3,800	—	—

2010
	—	—	9.58	3,800
	8.20	3,800	—	—
	7.20	3,800	—	—

(b)	In addition to above contracts, Encore has sold put contracts for 3,000 Bbls/D at $50.00 in 2008 and 5,000 Bbls/D at $50.00 in 2009.

(c)	Oil prices represent NYMEX WTI monthly average prices, while gas prices represent various price points in 2008, and IF Houston Ship Channel prices for 2009 and 2010. The differential between IF HSC and NYMEX Henry Hub is approximately $0.20 per Mcf.

Encore Acquisition Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)
     This press release includes a discussion of Adjusted EBITDAX, which is a non-GAAP financial measure. The following table provides reconciliations of Adjusted EBITDAX to net income and net cash provided by operating activities, Encore’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net income	$19,427	$10,092	$17,155	$92,398
Depletion, depreciation, and amortization	47,608	30,984	183,980	113,463
Non-cash equity-based compensation	3,207	2,183	15,997	8,980
Exploration	3,870	12,172	27,726	30,519
Interest expense and other	19,886	10,948	86,037	43,702
Income taxes	12,986	4,024	14,476	55,406
Non-cash derivative fair value loss (gain)	43,802	2,579	130,910	(10,434)

Adjusted EBITDAX	150,786	72,982	476,281	334,034
Change in operating assets and liabilities	(13,519)	4,092	(29,139)	12,651
Minority interest in loss of consolidated partnership	(4,490)	—	(7,478)	—
Loss on divestiture of oil and natural gas properties	1,904	—	7,361	—
Provision for doubtful accounts	1,810	1,970	5,816	1,970
Other non-cash expenses	7,700	4,509	10,210	5,310
Interest expense and other	(19,886)	(10,948)	(86,037)	(43,702)
Current income taxes	(1,772)	18	(1,888)	(2,691)
Cash exploration expense	(894)	(1,824)	(2,239)	(2,391)
Purchased options	(15,576)	(7,848)	(53,180)	(7,848)

Net cash provided by operating activities	$106,063	$62,951	$319,707	$297,333

     Adjusted EBITDAX is used as a supplemental financial measure by Encore’s management and by external users of Encore’s financial statements, such as investors, commercial banks, research analysts, and others, to assess: (1) the financial performance of EAC’s assets without regard to financing methods, capital structure, or historical cost basis, (2) the ability of Encore’s assets to generate cash sufficient to pay interest costs and support its indebtedness, (3) Encore’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure, and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     Adjusted EBITDAX should not be considered an alternative to net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. Encore’s definition of Adjusted EBITDAX may not be comparable to similarly titled measures of another entity because all entities may not calculate Adjusted EBITDAX in the same manner.
     This press release also includes a discussion of “net income excluding certain charges”, which is a non-GAAP financial measure. The following table provides a reconciliation of net income excluding certain charges to net income, Encore’s most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended December 31,
	2007		2006
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net income	$19,427	$0.36	$10,092	$0.19
Add: OCI amortization and change in fair value in excess of premiums	26,541	0.48	(790)	(0.01)
Less: tax provision (benefit) on non-cash derivative fair value	(9,892)	(0.18)	294	0.01
Add: loss on divestiture of oil and natural gas properties	1,904	0.04	—	—
Less: tax benefit on divestiture of oil and natural gas properties	(710)	(0.01)	—	—
Add: non-cash unit-based compensation related to ENP’s management incentive units	1,058	0.02	—	—
Less: change in minority interest related to ENP’s management incentive units	(394)	(0.01)	—	—

Net income excluding certain charges	$37,934	$0.70	$9,596	$0.19

	Year Ended December 31,
	2007		2006
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net income	$17,155	$0.32	$92,398	$1.75
Add: OCI amortization and change in fair value in excess of premiums	83,417	1.54	(21,248)	(0.40)
Less: tax provision (benefit) on non-cash derivative fair value	(31,090)	(0.57)	7,906	0.15
Add: loss on divestiture of oil and gas properties	7,361	0.14	—	—
Less: tax benefit on divestiture of oil and gas properties	(2,743)	(0.05)	—	—
Add: non-cash unit-based compensation related to ENP’s management incentive units	6,804	0.13	—	—
Less: change in minority interest related to ENP’s management incentive units	(2,536)	(0.05)	—	—

Net income excluding certain charges	$78,368	$1.46	$79,056	$1.50

     Encore believes that the exclusion of these charges enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.
     Net income excluding certain charges should not be considered an alternative to net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. Encore’s definition of net income excluding certain charges may not be comparable to similarly titled measures of another entity because all entities may not calculate net income excluding certain charges in the same manner.